Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Maria L. Bouvette
January 25, 2007		President and CEO
(502) 499-4800

Porter Bancorp, Inc. Announces Record Earnings for the Year 2006

LOUISVILLE, Ky.—(BUSINESS WIRE)—Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with offices in Louisville and throughout central Kentucky, today reported results for the fourth quarter and year ended December 31, 2006. The Company reported net income for the fourth quarter of 2006 of $3.7 million or $0.48 per share compared to $2.3 million or $0.37 per share for the fourth quarter of 2005 on an adjusted pro forma basis. Earnings for the year ended December 31, 2006 were $14.3 million or $2.15 per share compared to $11.4 million or $1.80 per share for the year ended December 31, 2005 on an adjusted pro forma basis. Net income for the fourth quarter and year ended 2005 were adjusted to reflect the Company’s 2005 results as if its acquisition of minority interests in subsidiary banks and the termination of its S corporation status, which were effective on December 31, 2005, were in effect for all of 2005.

Fourth Quarter and Year-to-Date Highlights

•	Net income increased 26.0% and 59.1% for the year and three months ended December 31, 2006, respectively, over the same periods in the prior year on an adjusted pro forma basis.

•	Earnings per share increased 19.4% and 29.7% for the year and three months ended December 31, 2006, respectively, over the same periods in the prior year on an adjusted pro forma basis.

•	Return on average assets for the year ended December 31, 2006 was 1.44%, a 19.0% increase from the prior year on an adjusted pro forma basis. Return on average assets for the quarter ended December 31, 2006 was 1.43%, a 50.5% increase over the same period in 2005 on an adjusted pro forma basis.

•	The efficiency ratio for the year ended December 31, 2006 improved to 46.68% from 47.96% over the prior year. Our efficiency ratio for the quarter ended December 31, 2006 also improved to 45.32% from 48.42% for the same period in the prior year.

•	The Company’s average earning assets increased 4.6% and 4.5% during the year and three months ended December 31, 2006, over the same periods in the prior year.

•	The Company experienced annual growth in its loan portfolio of 7.9% and in its deposits of 6.9% during 2006. Additionally, the loan portfolio grew by 4.5% during the fourth quarter.

•	The Company refinanced $14.0 million of junior subordinated debentures during the fourth quarter which resulted in a write-off of approximately $280,000 of unamortized debt issuance costs. This is expected to yield annual interest expense savings to offset the write-off.

Net Interest Income

Net interest income was $9,508,000 for the three months ended December 31, 2006, a decrease of $296,000, or 3.0%, compared with $9,804,000 for the same period in 2005. This decrease was primarily attributable to a decline in net interest margin from 4.21% to 3.90% between periods. Net interest income was $37,241,000 for the year ended December 31, 2006, an increase of $852,000, or 2.3%, compared with $36,389,000 for the same period in 2005. The overall increase in net interest income for the year was attributable to an increase in overall loan volume offset by the reduction in net interest margin reflecting the effect of a flattening yield curve.

As we mentioned last quarter, we continue to experience a flat yield curve. Given our asset/liability management strategies, we have experienced only modest compression of our net interest margin which remained strong at 3.90% and 3.97% for the quarter and year to date, respectively.

During the fourth quarter, we completed the refinancing of junior subordinated debentures in the amount of $14.0 million which resulted in a 193 basis point reduction in interest rate payable. Unamortized debt issuance costs of approximately $280,000 were written off in connection with the refinancing, but expected annual interest expense savings should offset the write-off.

Non-Interest Income

Non-interest income for the fourth quarter of 2006 increased $91,000, or 8.3%, from the fourth quarter of 2005. The increase was primarily attributable to increased revenue from fees received from brokering long-term home loans to the secondary market and title insurance commissions. The increase was partially offset by a decrease in service charges on deposit accounts as a result of changes in product fee structures that the Company believes will make certain products more competitive, thereby increasing product sales over time.

Non-interest income for the year ended December 31, 2006 decreased $237,000, or 4.4%, in comparison to the same period last year. The decrease for the year ended December 31, 2006 was primarily due to decreased income from service charges on deposit accounts and gains on sales of government guaranteed loans, reflecting the cyclical nature of originations and sales of this type of loan. These decreases in non-interest income were partially offset by increased income from gains on sales of loans originated for sale and fees received from brokering long-term home loans to the secondary market through the Bank’s mortgage division, which we acquired in January 2006.

Non-Interest Expense

Non-interest expense for the quarter ended December 31, 2006 of $4.8 million represented an 8.2% decrease from $5.3 million for the fourth quarter of 2005. The decrease in non-interest expense for the quarter was primarily due to reduced professional fees resulting from the company’s reorganization in late 2005 and reduced employee benefit costs resulting from a change in the Company’s group health benefit plan effective on July 1, 2006 and an increase in deferred direct loan origination costs. This decrease was partially offset by the write-off of unamortized debt issuance costs.

Non-interest expense for the year ended December 31, 2006 of $19.8 million represented a 1.3% decrease from $20.0 million for the same period last year. The primary factors impacting non-interest expense for the year ended December 31, 2006 were additional employee compensation expenses relating to planned growth in our lending staff; decreased group benefit plan costs; decreased professional fees resulting from our reorganization in 2005; and increased advertising costs in connection with branding our Bank’s new name, PBI Bank. In addition, the Company implemented Statement of Financial Accounting Standards No. 123(R) during the first quarter of 2006 resulting in the recognition of $51,000 and $157,000 in non-cash compensation expense in the fourth quarter of 2006 and year ended December 31, 2006, respectively. No such expense was recorded in the comparative periods of 2005.

Balance Sheet Review

Total assets increased 6.0% to $1.05 billion at December 31, 2006 from $991.5 million at December 31, 2005. The Company’s loan portfolio increased 7.9% to $854.4 million from $792.0 million at December 31, 2005 primarily due to in-house loan origination efforts of our lending staff. Deposits at December 31, 2006 increased 6.9% to $861.9 million from $806.6 million at December 31, 2005 primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period.

Total assets increased $51.3 million during the quarter. Net loans increased $36.8 million and federal funds sold and interest bearing deposits increased $17.6 million. This asset growth was funded by growth in money market deposit accounts of $20.6 million and certificates of deposit accounts of $38.5 million.

Asset Quality

Nonperforming loans at December 31, 2006 were $8.9 million, or 1.05% of total loans, compared to $7.0 million, or 0.89% of total loans at December 31, 2005, and $10.0 million, or 1.22% of total loans at September 30, 2006. The decrease of $1.1 million in nonperforming loans from September 30, 2006 to December 31, 2006 is primarily attributable to the collection in full of a commercial real estate loan by collateral disposition.

Foreclosed properties at December 31, 2006 were $2.4 million compared to $1.8 million at December 31, 2005 and $2.1 million at September 30, 2006. The increase in foreclosed properties reflects the normal progression of troubled assets through the workout phase, repossession and ultimately disposition.

Our loan loss reserve as a percentage of total loans at December 31, 2006 decreased to 1.50% from 1.54% at December 31, 2005 and 1.55% at September 30, 2006. Provision for loan losses decreased $1,501,000 to $376,000 for the three months ended December 31, 2006 and decreased $2,240,000 to $1,405,000 for the year ended December 31, 2006 compared to the same periods ended December 31, 2005. Net loan charge-offs for the year ended December 31, 2006 were $770,000 or 0.09% of total loans compared to $2.5 million or 0.32% for the year ended December 31, 2005. Net loan charge-offs for the quarter ended December 31, 2006 were $199,000 compared to $2.1 million for the quarter ended December 31, 2005 and $232,000 for the quarter ended September 30, 2006. In connection with our reorganization and consolidation of our loan review processes during 2005, we conducted a thorough review of our loan portfolio resulting in a significant and unusual increase in loan loss provisions and charge-offs. We assess the adequacy of our loan loss reserve each quarter and make the appropriate provision for loan losses based on that assessment.

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the “Risk Factors” section of the Company’s Form S-1 Registration Statement (Reg. No. 333-133198) and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the fourth quarter and twelve months ending December 31, 2006 follows.

PORTER BANCORP, INC. AND SUBSIDIARY

Unaudited Financial Information

(in thousands, except share and per share data)

	Three Months Ended 12/31/06	Three Months Ended 9/30/06	Three Months Ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Income Statement Data
Interest income	$19,365	$18,564	$17,137	$72,863	$62,054
Interest expense	9,857	9,285	7,333	35,622	25,665

Net interest income	9,508	9,279	9,804	37,241	36,389
Provision for loan losses	376	276	1,877	1,405	3,645

Service charges on deposit accounts	574	615	711	2,537	2,827
Gains on sales of government guaranteed loans, net	—	53	—	152	628
Gains on sales of loans originated for sale	—	44	—	284	—
Gains on sales of other assets, net	(28)	14	(1)	4	46
Gains on sales of investment securities, net	—	23	(38)	50	19
Other	637	568	420	2,169	1,913

Non-interest income	1,183	1,317	1,092	5,196	5,433

Salaries & employee benefits	2,798	2,749	2,926	11,432	11,489
Occupancy and equipment	502	612	578	2,474	2,692
Franchise tax	267	267	239	1,074	993
Communications expense	107	121	120	511	527
Advertising	178	148	158	645	363
Write-off of unamortized debt issue costs	280	—	—	280	—
Other	713	756	1,255	3,369	3,983

Non-interest expense	4,845	4,653	5,276	19,785	20,047

Income before minority interest	5,470	5,667	3,743	21,247	18,130
Minority interest in net income of consolidated subsidiaries	—	—	318	—	1,314

Income before income taxes	5,470	5,667	3,425	21,247	16,816
Income tax expense	1,773	1,858	(626)	6,908	2,201

Net income	$3,697	$3,809	$4,051	$14,339	$14,615

Weighted average shares (basic & diluted)	7,582,447	6,454,730	5,873,270	6,678,337	5,869,496

Basic and diluted earnings per share	$0.48	$0.59	$0.69	$2.15	$2.49
Cash dividends declared per share	$0.20	$0.20	$0.60	$0.80	$1.68

Pro Forma Data (1)
Net income:
As reported	$3,697	$3,809	$4,051	$14,339	$14,615
Adjustments:
Add back minority interests (2)	—	—	318	—	1,314
Additional taxes (3)	—	—	(1,898)	—	(3,963)
Acquisition funding (4)	—	—	(147)	—	(587)

Adjusted net income	$3,697	$3,809	$2,324	$14,339	$11,379

Weighted Average Shares Outstanding
As reported and as adjusted for stock split	7,582,447	6,454,730	5,873,270	6,678,337	5,869,496
Shares issued in the Ascencia transaction	—	—	459,177	—	462,951

Adjusted shares outstanding	7,582,447	6,454,730	6,332,447	6,678,337	6,332,447

Basic and diluted earnings per share	$0.48	$0.59	$0.37	$2.15	$1.80

(1)	The pro forma adjustments present the Company’s 2005 results as if its acquisition of minority interests in subsidiary banks and the termination of its S corporation status, which were effective on December 31, 2005, were in effect for all of 2005.
(2)	This adjustment reflects the minority interests in subsidiaries acquired in a corporate reorganization on December 31, 2005.
(3)	This adjustment represents a tax rate of 34% applied to reported pre-tax income less reported tax expense to reflect the conversion from Subchapter S corporation to C corporation status effective December 31, 2005.
(4)	Acquisition funding for the reorganization includes $9,500 in senior notes at an annual 6% interest rate and $5,313 in cash at an assumed annual 6% interest rate, net of tax at a 34% tax rate.

PORTER BANCORP, INC. AND SUBSIDIARY

Unaudited Financial Information

(in thousands, except share and per share data)

	Three Months Ended 12/31/06	Three Months Ended 9/30/06	Three Months Ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Average Balance Sheet Data
Assets	$1,024,526	$988,265	$973,042	$995,018	$942,733
Adjustment for cash paid in reorganization	—	—	(5,313)	—	(5,313)

Assets – pro forma (1)	1,024,526	988,265	967,729	995,018	937,420

Loans	835,265	811,838	803,997	814,202	776,207
Earning assets	974,539	940,831	932,796	946,328	904,487
Deposits	830,746	797,908	789,890	810,419	771,677
Long-term debt and advances	79,514	101,477	89,116	90,176	79,442
Interest bearing liabilities	847,865	837,381	823,454	839,633	795,534

Stockholders’ equity	105,633	78,410	70,213	83,428	68,922
Adjustment for effect of pro forma net income adjustments (2)	—	—	(864)	—	(1,618)

Stockholders’ equity – pro forma (1)	105,633	78,410	69,349	83,428	67,304

Performance Ratios
Return on average assets	1.43%	1.53%	1.65%	1.44%	1.55%
Return on average assets – pro forma (1)	—	—	0.95	—	1.21
Return on average equity	13.89	19.27	22.89	17.19	21.21
Return on average equity – pro forma (1)	—	—	13.30	—	16.91
Yield on average earning assets (tax equivalent)	7.92	7.83	7.33	7.74	6.90
Cost of interest bearing liabilities	4.61	4.40	3.53	4.24	3.23
Net interest margin (tax equivalent)	3.90	3.95	4.21	3.97	4.06
Efficiency ratio	45.32	43.91	48.42	46.68	47.96

Loan Charge-off Data
Loans charged-off	$(262)	$(281)	$(2,204)	$(1,036)	$(3,084)
Recoveries	63	49	90	266	568

Net charge-offs	$(199)	$(232)	$(2,114)	$(770)	$(2,516)

(1)	As adjusted on a pro forma basis to present the Company’s 2005 results as if its acquisition of minority interests in subsidiary banks and the termination of its S corporation status, which became effective on December 31, 2005, were in effect for all of 2005.
(2)	Pro forma net income adjustments reflect impact of minority interest adjustment, additional income tax expense adjustment, and cost of acquisition funding adjustment computed on an average basis.

PORTER BANCORP, INC. AND SUBSIDIARY

Unaudited Financial Information

(in thousands, except share and per share data)

	As of 12/31/06	As of 9/30/06	As of 12/31/05

Assets
Loans, net of unearned	$854,367	$817,421	$791,951
Loan loss reserve	(12,832)	(12,655)	(12,197)

Net loans	841,535	804,766	779,754
Securities available for sale	95,090	95,722	103,993
Federal funds sold & interest bearing deposits	41,975	24,416	33,673
Cash and due from financial institutions	14,288	17,038	18,808
Premises and equipment	13,774	13,794	14,341
Goodwill	12,881	12,881	12,829
Accrued interest receivable and other assets	31,463	31,044	28,083

Total Assets	$1,051,006	$999,661	$991,481

Liabilities and Equity
Certificates of deposit	$656,691	$618,174	$619,235
Interest checking	50,840	51,399	56,440
Money market	61,666	41,115	44,414
Savings	23,479	24,196	24,111

Total interest bearing deposits	792,676	734,884	744,200
Demand deposits	69,180	67,534	62,379

Total deposits	861,856	802,418	806,579
Federal funds purchased & repurchase agreements	1,134	1,301	4,576
Notes payable	—	—	9,600
FHLB advances	47,562	56,964	63,563
Junior subordinated debentures	25,000	25,000	25,000
Accrued interest payable and other liabilities	7,108	8,172	10,287

Total liabilities	942,660	893,855	919,605
Stockholders’ equity	108,346	105,806	71,876

Total Liabilities and Stockholders’ Equity	$1,051,006	$999,661	$991,481

Ending shares outstanding	7,622,447	7,620,497	6,332,447

Asset Quality Data
Loan 90 days or more past due still on accrual	$2,010	$2,356	$1,969
Non-accrual loans	6,930	7,616	5,045

Total non-performing loans	8,940	9,972	7,014
Real estate acquired through foreclosures	2,415	2,093	1,781
Other repossessed assets	9	9	1

Total non-performing assets	$11,364	$12,074	$8,796

Non-performing loans to total loans	1.05%	1.22%	0.89%
Non-performing assets to total loans	1.33	1.48	1.11
Allowance for loan losses to non-performing loans	143.53	126.91	173.90
Allowance for loan losses to total loans	1.50	1.55	1.54

Risk-based Capital Ratios
Tier I leverage ratio	11.86%	12.06%	8.82%
Tier I risk-based capital ratio	14.32	14.73	10.88
Total risk-based capital ratio	15.57	15.99	12.13

FTE employees	218	218	195